EXHIBIT 10.33

THIRD AMENDMENT OF
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amendment of Amended and Restated Employment Agreement (“Amendment”) is made and entered into as of April 21, 2011 by and among State Bancorp, Inc., a New York corporation (the “Company”), State Bank Of Long Island, a banking corporation organized and operating under the laws of the State of New York (the “Bank”) and Thomas M. O’Brien, an individual (the “Executive”).

Whereas, the parties hereto entered into an Amended and Restated Employment Agreement as of December 10, 2007, an Amendment of Amended and Restated Employment Agreement as of December 5, 2008 and a Second Amendment of Amended and Restated Employment Agreement as of December 14, 2009 (collectively, the “Agreement”); and

Whereas, the Agreement will expire by its terms on November 6, 2011 (the “Expiration Date”); and

Whereas,  the Company is a participant in the Capital Purchase Program of the United States Treasury (the “CPP”), the terms of which will prevent a continuation of certain items of compensation provided in the Agreement beyond the Expiration Date unless and until the United States Treasury ceases to hold the Series A Preferred Stock issued to the United States Treasury pursuant to the CPP; and

Whereas,  the Boards of Directors of the Company and the Bank consider it in the Company’s and the Bank’s best interest to secure the Executive’s continued services by extending the Expiration Date to December 31, 2012 on terms that will preserve for 2011 and 2012, to the extent feasible, the economics of the annual compensation program provided by the Agreement; and

Whereas, the Executive is willing to agree to such an extension;

Now, Therefore, the parties hereby agree as follows:

1.	Section 2(a) of the Agreement shall be amended, effective April 21, 2011, to read in its entirety as follows:

(a)
The Bank shall employ the Executive for a period of five (5) years beginning on the date of this Agreement (the “Employment Commencement Date”) and ending on the fifth (5th) anniversary of the Employment Commencement Date or such later date as the Company, the Bank and the Executive may mutually agree to (the Employment Period).  Effective  April 21, 2011, the Bank, the Company and the Executive have mutually agreed that the Employment Period under this Agreement shall end on December 31, 2012.

2.	Section 6(i) of the Agreement shall be amended, effective April 21, 2011 by substituting “Five Hundred Thousand Dollars ($500,000)” for “One Hundred Thousand Dollars ($100,000)” therein.

3.	Section 6(ii) of the Agreement shall be amended, effective for years ending after December 31, 2010, to substitute “$250,000” for “$225,000” therein.

4.
Section 13(b) of the Agreement shall be amended by substituting the phrase “notice of resignation is given within six (6) months of” for the phrase “effective date of resignation occurs within six (6) months after”.

5.	In all other respects, the Agreement shall continue in full force and effect.

In Witness Whereof, the Company and the Bank have caused this Amendment to be executed by their respective officers thereunto duly authorized, and the Executive has hereunto signed his name, all as of the day and year first above written.

State Bancorp, Inc. By /s/ Patricia M. Schaubeck Name: Patricia M. Schaubeck Title: General Counsel
State Bank of Long Island By /s/ Patricia M. Schaubeck Name: Patricia M. Schaubeck Title: General Counsel
/s/ Thomas M. O’Brien Thomas M. O’Brien